UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2011

IDLE MEDIA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-156069	26-2818699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

216 Centre Avenue, Leesport, PA	19533
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 671-2241

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Officer

On October 15, 2011, the Board of Directors appointed Mr. Craig L. DeFranco to serve as Idle Media, Inc.’s Chief Financial Officer.

CRAIG L. DEFRANCO, age 56, brings over 25 years experience, both public and private, in corporate finance, accounting and reporting. Prior to joining Idle Media, from 2008 to 2011, Mr. DeFranco served as Chief Financial Officer of British American Auctions, LLC, a world-wide purveyor of fine art and collectibles. From 1998 to 2008, Mr. DeFranco served as SVP Finance and Corporate Secretary of Edentify, Inc. (EDFY) a leading provider of identity theft solutions throughout the United States. From 1994 to 1998, Mr. DeFranco served as Chief Financial Officer of Across Frontiers, Inc., an international media company based in New York specializing in the development and distribution of educational DVD’s focusing on the cultural nuances of other countries to assist business travelers acclimate themselves to customs and practices while visiting abroad. Prior to that, Mr. De Franco served as Division Controller of HMX Sportswear, a subsidiary of Hartmarx Corp (HMX), a leading sportswear and fine clothing manufacturer of such lines as Hart, Schaffner and Marx fine suits and Jack Nicklaus, Ted Baker, Pringle and Austin Reed sportswear. Mr. DeFranco is a graduate of Villanova University with a B.S. in Accounting and a certificate in Criminal Justice.  DeFranco has also completed course work in executive communication from Penn State University and Six Sigma from Villanova University.

On October 15, 2011, Idle Media entered into an employment agreement with Mr. DeFranco, wherein Mr. DeFranco agreed to serve as Chief Financial Officer. The term of the agreement began on October 15, 2011 and will terminate on April 15, 2012. Idle Media agreed to compensate Mr. DeFranco $42,000 during the term of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IDLE MEDIA, INC.

By: /S/ Marcus Frasier
Marcus Frasier, Chief Executive Officer

Date: October 17, 2011